                                                                    (Exhibit 11)


                           INTERNATIONAL PAPER COMPANY
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)
                     (In millions, except per share amounts)


                                                                Three Months Ended             Six Months Ended
                                                                     June 30,                      June 30,
                                                            ----------------------------  ---------------------------
                                                                2001           2000          2001           2000
                                                            -------------  -------------  ------------   ------------
Net earnings (loss) before extraordinary items
   and cumulative effect of accounting change                  $ (313)         $ 270        $ (295)         $ 514
Effect of dilutive securities
   Preferred securities of subsidiary trust                         -              5             -              9
                                                               ------          -----        ------          -----
Net earnings (loss) before extraordinary items
   and cumulative effect of accounting
   change - assuming dilution                                  $ (313)         $ 275        $ (295)         $ 523
                                                               ======          =====        ======          =====
Average common shares outstanding                               483.1          421.0         482.9          417.3
Effect of dilutive securities
   Preferred securities of subsidiary trust                         -            8.3             -            8.3
   Stock options                                                    -            0.3             -            0.5
                                                               ------          -----        ------          -----
Average common shares outstanding - assuming
   dilution                                                     483.1          429.6         482.9          426.1
                                                               ======          =====        ======          =====
Earnings (loss) per common share before
   extraordinary items and cumulative effect
   of accounting change                                        $(0.65)         $0.64        $(0.61)         $1.23
                                                               ======          =====        ======          =====
Earnings (loss) per common share before
   extraordinary items and cumulative effect
   of accounting change - assuming dilution                    $(0.65)         $0.64        $(0.61)         $1.23
                                                               ======          =====        ======          =====



Note: If an amount does not appear in the above table, the security was antidilutive for the period presented.